Exhibit 99.1

PACCAR Elects New Director

January 3, 2012, Bellevue, Washington – Mr. Mark A. Schulz has been elected to the PACCAR Inc Board of Directors, effective April 23, 2012, according to Mark Pigott, PACCAR chairman and chief executive officer. Mr. Schulz will fill the vacancy created by the retirement of Stephen F. Page from the Board on the same day.

Mr. Schulz, 59, served as President of International Operations at Ford Motor Company from 2005 until his retirement in 2007. During his 32-year tenure at Ford, he served in senior executive positions with responsibility for operations in the Middle East, Asia and South America. He is currently chief executive officer of M. A. Schulz and Associates, LLC, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He has engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, and an MS in management from the Massachusetts Institute of Technology. He serves as a director of Dana Holdings Corporation, and previously served as director of the National Committee of United States-China Relations and the United States-China Business Council.

“PACCAR is very pleased that Mr. Schulz will be joining the Board. His 30 years of international management experience in vehicle manufacturing provides a strong perspective that will benefit PACCAR in its global growth,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select market, symbol PCAR, and its homepage is www.paccar.com.